Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON CORPORATION REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2006

MELVILLE, N.Y. - MARCH 13, 2007 - Chyron Corporation (OTCBB: CYRO), a leading developer of hardware and software products serving the broadcast graphics and digital information display industries, announced improved net income for the fourth quarter and full year of 2006. This marks the third successive year of increasing profits.

Revenue for the year ended December 31, 2006, was $26.2 million, four percent higher than the previous year's $25.1 million. Net income for the year was $3.1 million, or $0.07 per share, compared to net income of $0.7 million, or $0.02 per share, for 2005. Included in full year and fourth quarter 2006 results was a $1.7 million tax benefit from the reversal of net deferred tax assets valuation allowances.

Revenue for the fourth quarter ended December 31, 2006, was $6.4 million, with net income of $1.8 million, or $0.04 per share. This compares to revenue of $6.8 million, with net income of $0.7 million, or $0.02 per share, for the fourth quarter of 2005.

Michael Wellesley-Wesley, Chyron President and C.E.O., commented, "The increase in 2006 net income to $3.1 million, or $0.07 per share, is an acceptable outcome. I am optimistic that Chyron is positioned to improve upon its operating performance in 2007. Pre-tax income has now doubled in each of the last three years and Chyron ended 2006 with zero debt. We currently have cash and unused credit availability adequate to our anticipated working capital needs."

"The key to delivering a superior performance in 2007 is generation of strong revenue increases while maintaining tight control of expenses at both the gross margin and operating expense levels. Our gross margin improved to 67 percent for 2006 as compared to 62 percent for 2005. Also in 2006 we increased our R&D expenditure by 41% over 2005 levels and as a result we have launched, or are about to launch, several new exciting products and services that should deliver increased revenues for both our broadcast graphics as well as our digital displays business lines in 2007."

"With the proliferation of mobile media, the emergence of HDTV as a worldwide phenomenon, and the democratization of content via the Internet, the emerging opportunities for a graphics innovator like Chyron are significant. To take full advantage of these opportunities in 2007 we must maintain and strengthen our financial resources, remain agile and lean enough to be able to move quickly, and stay ahead of our competitors by introducing innovative products and services, always at the most competitive price points," added Mr. Wellesley-Wesley.

On a full year basis, the broadcast graphics business line reported revenues of $25.4 million, a three percent increase over the prior year, and the digital displays business line reported revenues of $0.9 million, an eighty percent increase over the prior year's $0.5 million. The broadcast graphics business line reported an operating profit of $3.2 million, whereas the digital displays business line reported an operating loss of $1.9 million.

For the fourth quarter of 2006, the Company's broadcast graphics business line's revenues were $6.2 million and its digital displays business line's revenues were $0.2 million, as compared to fourth quarter of 2005 revenues of $6.5 million and $0.3 million, respectively. The broadcast graphics business line reported an operating profit of $0.6 million, whereas the digital displays business line reported an operating loss of $0.6 million.

Webcast of Earnings Conference Call

Chyron Corporation management will host a conference call on Wednesday, March 14, 2007, at 12:00 PM EDT, to review the quarter's results; this call will be broadcast live over the Internet simultaneously and may be accessed at www.chyron.com or www.earnings.com.

Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the conclusion of the call and continue for seven days.

Chyron Corporation

With unwavering clarity of vision, Chyron continues to define and dominate the world of broadcast graphics. Winner of numerous awards, including two Emmys, Chyron has proven itself as the undisputed leader in the industry. From the entry-level MicroX to the HD/SD-switchable HyperX with Lyric PRO, Chyron's exceptional product line brings unmatched, 2D and 3D graphics creation and performance to the most demanding studio and mobile operations. Rounding out Chyron's graphics offerings are still and clip servers, channel branding and telestration systems, MOS newsroom integration solutions and the award-winning WAPSTR mobile phone newsgathering application. The ChyTV product line leverages Chyron's broadcast expertise with video graphics devices for microcasting and digital displays. Chyron holds a patent on technology that enables the integration of live television graphics data with a broad range of interactive media platforms and consumer electronics devices. Chyron has a unique, 40-year history of service and support for its products that far exceeds that of most manufacturers. For more information about Chyron products and services, please visit the company web sites at www.chyron.com and www.chytv.com (OTC BB:CYRO.OB).

Forward-looking Statement

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform and expansion into new markets.

- TABLE FOLLOWS -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In U.S. dollar thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net sales	$ 6,374	$ 6,808	$26,246	$25,129
Gross profit	4,171	4,358	17,641	15,583
Operating expenses:
Selling, general and administrative	3,024	2,930	12,298	11,884
Research and development	1,120	739	4,041	2,867
Total operating expenses	4,144	3,669	16,339	14,751
Operating income	27	689	1,302	832
Interest and other income (expense), net	77	6	127	(126)
Income before income taxes	104	695	1,429	706
Income tax benefit	1,692		1,692
Net income	1,796	695	3,121	706

Net income per common share -
basic and diluted:	$ .04	$ .02	$ .07	$ .02

Weighted average number of common and
common equivalent shares outstanding -
Basic	45,630	41,376	42,497	41,350
Diluted	47,944	41,911	45,147	41,774

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